JOHN HANCOCK EQUITY TRUST
on behalf of John Hancock Small Cap Fund (the “Fund”)
AMENDMENT TO SUB-INVESTMENT MANAGEMENT CONTRACT
Sections 2 f. of the Fund’s Sub-Investment Management Contract dated August 4, 2006 is hereby deleted and replaced, effective July 1, 2007, with the following:

2. f.	The Subadviser shall vote proxies relating to the Portfolio’s investment securities in accordance with the Trust’s proxy voting policies and procedures, which provide that the Subadviser shall vote all proxies relating to securities held by the Portfolio and, subject to the Trust’s policies and procedures, shall use proxy voting policies and procedures adopted by the Subadviser in conformance with Rule 206(4)-6 under the Investment Advisers Act. The Subadviser shall review its proxy voting activities on a periodic basis with the Trustees.
Executed this 27th day of June, 2007.

JOHN HANCOCK ADVISERS, LLC
By:	/s/ Alfred P. Ouellette
	Name:	Alfred P. Ouellette
	Title:	AVP and Senior Counsel

JOHN HANCOCK EQUITY TRUST on behalf of John Hancock Small Cap Fund
By:	/s/ Alfred P. Ouellette
	Name:	Alfred P. Ouellette
	Title:	Assistant Secretary

INDEPENDENCE INVESTMENTS, LLC
By:	/s/ Miriam F. Cooper
	Name:	Miriam F. Cooper
	Title:	Chief Operating Officer